UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 30, 2007
Date of Report (Date of earliest event reported)

Commission File Number	Name of Registrant; State of Incorporation; Address of Principal Executive Offices; and Telephone Number	IRS Employer Identification Number

1-16169	EXELON CORPORATION (a Pennsylvania corporation) 10 South Dearborn Street P.O. Box 805379 Chicago, Illinois 60680-5379 (312) 394-7398	23-2990190
333-85496	EXELON GENERATION COMPANY, LLC (a Pennsylvania limited liability company) 300 Exelon Way Kennett Square, Pennsylvania 19348 (610) 765-5959	23-3064219
1-1839	COMMONWEALTH EDISON COMPANY (an Illinois corporation) 440 South LaSalle Street Chicago, Illinois 60605-1028 (312) 394-4321	36-0938600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange  Act (17 CFR 240.13e-4(c))

Section 8 – Other Events
Item 8.01  Other Events.

On May 30, 2007, Floor Amendment No. 4 to Senate Bill 1592 was posted in the Illinois House of Representatives and was assigned to the House Electric Utility Oversight Committee.  Hearings on amended Senate Bill 1592 were held on May 30, 2007 before the House Electric Utility Oversight Committee, which approved the amendment by a vote of 5 to 4.   Amended Senate Bill 1592, if enacted into law, would, among other things:

•	roll back electricity rates charged by utilities, including Commonwealth Edison Company (ComEd) to 2006 levels, adjusted for any increases approved for delivery rates on or after January 2, 2007

•	require refunds to customers of amounts paid in 2007 in excess of the rolled back rates, plus interest

•
impose a “tax” on operators of most generation facilities in Illinois (with limited exceptions) including nuclear plants operated by Exelon Generation Company LLC (Generation) equal to $70,000 per megawatt of a generating plant’s nameplate capacity, multiplied by the plant’s capacity factor for the period of assessment

•	provide that the “tax” collections would be deposited into a special fund to which electric utilities could apply to fund refunds and reductions required under the bill

•
create an Illinois Power Authority with powers of eminent domain, powers to acquire and operate generating facilities, responsibility for procurement of electricity for electric utilities, and other powers

•
remove Commissioners currently sitting on the Illinois Commerce Commission (ICC) and prohibit them from sitting on the ICC, and provide for confirmation of the appointment of new Commissioners by the Illinois House and Senate

•	prohibit ex parte contact with the ICC by any employee of a public utility

•
require a public utility to have a board of directors independent of all utility affiliates, and prohibit officers and directors of a public utility from holding stock of a utility affiliate, serving on the board of directors of a utility affiliate, or having a position or role with any utility affiliate

•	prohibit all Illinois electric utilities from being a member in an independent system operator or regional transmission organization after 2007

•
after January 1, 2009, prohibit any ownership of electric utilities by, or affiliation with, a company that is an independent power producer, a power marketer, or an alternative retail electric supplier, which would require Exelon Corporation (Exelon) to divest its ownership of either Generation or ComEd.

To become law in Illinois, legislation would need to be passed by the House and Senate and signed by the Governor of Illinois.

Generation and ComEd and other utilities and generators in Illinois continue discussions with members of the Illinois General Assembly and others in an effort to address their concerns about higher electric bills through measures other than legislation that would be harmful to consumers, electric utilities and generators in Illinois.  Exelon, Generation, and ComEd (collectively, Registrants) are unable to predict the outcome of those discussions or the eventual result of the legislative process in Illinois, including whether other legislative proposals or initiatives may be made, introduced or acted upon.  The Registrants believe that amended Senate Bill 1592 represents an effort by its proponents to give the Illinois General Assembly or agencies controlled by the General Assembly control over public utilities and generation in Illinois and power to regulate the price of electricity generated in Illinois. The Registrants believe that amended Senate Bill 1592, if enacted into law, would have serious detrimental effects on Illinois, the Registrants, other utilities and generators of electricity, and consumers of electricity and would ultimately negatively impact the reliability of electric supply and service in Illinois.  The Registrants believe the proposed legislation is unconstitutional, and if enacted, the Registrants would pursue all available legal remedies.

* * * * *

This combined Form 8-K is being furnished separately by each of the Registrants. Information contained herein relating to any individual registrant has been furnished by such registrant on its own behalf. No registrant makes any representation as to information relating to any other registrant.

This Current Report includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties.  The factors that could cause actual results to differ materially from these forward-looking statements include those discussed herein as well as those discussed in (1) Exelon’s, ComEd’s and Generation’s 2006 Annual Report on Form 10-K in (a) ITEM 1A. Risk Factors, (b) ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operation and (c) ITEM 8, Financial Statements and Supplementary Data: Note 18; (2) Exelon’s First Quarter 2007 Quarterly Report on Form 10-Q in (a) Part II, Other Information, ITEM 1A. Risk Factors and (b) Part I, Financial Information, ITEM 1. Financial Statements: Note 13; and (3) other factors discussed in filings with the SEC by Exelon, ComEd and Generation.  Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this Current Report. Exelon, ComEd and Generation do not undertake any obligation to publicly release any revision to its forward-looking statements to reflect events or circumstances after the date of this Current Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXELON CORPORATION
EXELON GENERATION COMPANY, LLC

/s/ John F. Young
John F. Young
Executive Vice President, Finance and Markets
and Chief Financial Officer
Exelon Corporation

COMMONWEALTH EDISON COMPANY

/s/ Robert K. McDonald
Robert K. McDonald
Senior Vice President, Chief Financial Officer,
Treasurer and Chief Risk Officer
Commonwealth Edison Company

May 30, 2007